[LETTERHEAD OF KEEFE, BRUYETTE & WOODS, INC.]


May 12, 2009

VIA FACSIMILE AND EDGAR
-----------------------
(202) 772-9216

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

     Re:  Territorial Bancorp Inc.
          Registration Statement on Form S-1 (Registration Number 333-155388) Request for Acceleration of Effectiveness

Ladies and Gentlemen:

     In accordance with Rule 461 of Regulation C promulgated under the Securities Act of 1933, we hereby join Territorial Bancorp Inc. in requesting that the effective date of the above-referenced Registration Statement be accelerated so that it will become effective at 3:00 p.m. on May 14, 2009, or as soon thereafter as may be practicable.

                                      Very Truly Yours,

                                      Keefe, Bruyette & Woods, Inc.

                                      /s/ Patricia A. McJoynt, Managing Director
                                      -----------------------------------------
                                      Name:  Patricia A. McJoynt
                                      Title: Managing Director